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Exhibit 99(a)(5)(C)

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SCIENTIFIC GAMES COMMENCES TENDER OFFER FOR
MDI ENTERTAINMENT

Shareholders have Twenty Business Days to Tender their Shares

        NEW YORK, NOVEMBER 27, 2002, SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS)announced today that it has commenced the tender offer for the shares of MDI Entertainment, Inc. (OTC: LTRY.OB) not already owned by Scientific Games or MDI's founder and CEO Steve Saferin, for $1.60 per share. Under the offer, MDI shareholders have twenty business days to tender their shares. Conditions to the tender offer include a requirement that, upon closing of the tender offer, Scientific Games will own or have the right to acquire in the aggregate at least 75% of MDI's outstanding shares, including those MDI shares already owned by Scientific Games and the shares to be purchased by it from Mr. Saferin. As previously announced, Mr. Saferin has agreed to accept $1.40 for his shares upon completion of the tender offer pursuant to the terms of a separate stock purchase agreement and has entered into a three-year employment agreement to be effective upon the successful closing of the tender offer.

        Scientific Games also noted that following the closing of the planned post-tender offer merger, the acquisition of MDI is expected to be immediately accretive to earnings and that the merger will result in cost savings to both companies. In addition, Scientific Games expects to be able to expand the number of licenses offered and increase sales of branded products and prize fulfillment services to its customers now that its own sales force also will be supporting this effort.

About Scientific Games

        Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games' customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

About MDI Entertainment, Inc.

        MDI's services include game and ticket design, merchandise prize fulfillment, management of second-and third-chance draws, fully-staffed customer service, coordination of winner travel and accommodations, advertising and marketing support, consumer research and Internet marketing and advertising. Currently, the company's portfolio of licensed lottery properties includes but is not limited to NBA/National Basketball Association, Betty Boop(TM), Elvis Presley®, I Love Lucy®, Magic 8 Ball®, FIFA World Cup® Soccer, Universal Studios Monsters(TM), SPAM(TM), Heroes of Space(TM), Louisville Slugger®, CMT®, Wheel of Fortune®, Jeopardy!®, Harley-Davidson®, The Hollywood Sign® and Hollywood Walk of Fame®, Ray Charles®, Hollywood Squares®, TABASCO®, Lionel, and NASCAR® race drivers including Jeff Burton®, Mark Martin®, Matt Kenseth®, and Bill Elliott®. Our website is located at www.mdientertainment.com.

Other Information

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of MDI. Scientific Games will file today tender offer materials with the Securities and Exchange Commission (the "SEC") and MDI will file today a solicitation/recommendation statement with respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and the solicitation/recommendation statement will contain important information. Shareholders of MDI should read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all shareholders of MDI free of charge. In addition, all of these materials are available free of charge on the SEC's website at http://www.sec.gov/. The tender offer documents may also be obtained from the Information Agent for the offer, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York. Banks and Brokers call collect : (212) 750-5833. All others call toll free : (888) 750-5384. The tender offer documents may also be obtained from Scientific Games by directing such request to Scientific Games, 750 Lexington Avenue, New York, NY 10022, Attn: Investor Relations, telephone: 212-754-2233 and from MDI by directing such request to MDI Entertainment, Inc., 201 Ann Street, 5th Fl., Hartford, CT 06103, Attn: Investor Relations; telephone: 860-527-5359.

Forward-Looking Statements

        This press release includes forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, reference is made to Scientific Games' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the Quarter ended September 30, 2002 and MDI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and the most recent Quarterly Report on Form 10-QSB.

Contacts:

Lisa D. Lettieri
Scientific Games Corporation
212-754-2233

Scientific Games Media Contact:
Shelley Spector
Spector Associates, Inc.
212-943-5858

For MDI, Inc.:
Thomas Ryan
Ryan and Duffy
203-222-9013

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  Exhibit 99(a)(5)(C)
SCIENTIFIC GAMES COMMENCES TENDER OFFER FOR MDI ENTERTAINMENT